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                                                                      Exhibit 12
                CENTERPOINT ENERGY, INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                               YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------------------
                                                        1999           2000          2001            2002           2003
                                                     -----------    -----------    -----------    -----------    -----------
Income from continuing operations ................   $ 1,631,697    $   245,516    $   499,378    $   368,827    $   419,711

Income taxes for continuing operations ...........       885,528        236,084        257,378        198,540        216,301

Minority interest expense (income) ...............          --              (37)           (36)            11         28,753

Capitalized interest .............................       (14,675)       (10,803)        (9,125)       (11,620)       (13,184)

Preference security dividend requirements of
     subsidiary ..................................          (599)          (762)        (1,304)            --             --
                                                     -----------    -----------    -----------    -----------    -----------
                                                       2,501,951        469,998        746,291        555,758        651,581
                                                     -----------    -----------    -----------    -----------    -----------
Fixed charges, as defined:

   Interest ......................................       488,868        509,773        551,298        708,711        906,023

   Capitalized interest ..........................        14,675         10,803          9,125         11,620         13,184

   Distribution on trust preferred securities ....        51,219         54,358         55,598         55,545         27,797

   Preference security dividend requirements
     of subsidiary ...............................           599            762          1,304             --             --

   Interest component of rentals charged to
     operating expense ...........................        15,680         15,243         15,114         15,822         15,231
                                                     -----------    -----------    -----------    -----------    -----------
   Total fixed charges ...........................       571,041        590,939        632,439        791,698        962,235
                                                     -----------    -----------    -----------    -----------    -----------
Earnings, as defined .............................   $ 3,072,992    $ 1,060,937    $ 1,378,730    $ 1,347,456    $ 1,613,816
                                                     ===========    ===========    ===========    ===========    ===========
Ratio of earnings to fixed charges ...............          5.38           1.80           2.18           1.70           1.68
                                                     ===========    ===========    ===========    ===========    ===========